Exhibit 3.2

ARTICLES OF AMENDMENT

OF

BRE PROPERTIES, INC.

BRE PROPERTIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section (a) of Article IV in its entirety and substituting in lieu thereof a new Section (a) to read as follows:

“(a) Capital Stock. The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred twenty million (120,000,000) consisting of one hundred million (100,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and twenty million (20,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The aggregate par value of all authorized shares having a par value is $1,200,000.”

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: The total number of shares of stock of all classes which the Corporation had authority to issue immediately prior to this amendment was 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 3,000,000 shares were designated as 8.08% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, (ii) 4,000,000 shares were designated as 6.75% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iii) 3,000,000 shares were designated as 6.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value was $1,100,000.

FOURTH: The total number of shares of stock of all classes which the Corporation has authority to issue pursuant to the foregoing amendment is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 3,000,000 shares have been designated as 8.08% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, (ii) 4,000,000 shares have been designated as 6.75% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, (iii) 3,000,000 shares have been designated as 6.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iv) 10,000,000 shares are shares of Preferred Stock without further designation. The aggregate par value of all authorized shares of stock having par value is $1,200,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the amendment.

SIXTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to on its behalf by its Secretary on this 19th day of May, 2005.

ATTEST:		BRE PROPERTIES, INC.

	/s/ Edward F. Lange, Jr.	By:	/s/ Constance B. Moore	(SEAL)
Name:	Edward F. Lange, Jr.	Name:	Constance B. Moore
Title:	Secretary	Title:	President and
Chief Executive Officer

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